UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	February 2, 2006

RIDGEWOOD ELECTRIC POWER TRUST I
(Exact Name of Registrant as Specified in Charter)

Delaware	0-24240	22-3105824
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1314 King Street, Wilmington, DE 19801	19801
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	(302) 888-7444

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17   CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17   CFR 240.13e-4(c))

Item 4.02  Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a) On February 2, 2006, management of Ridgewood Electric Power Trust I (the “Trust”) concluded that the Trust’s consolidated financial statements included in the Trust’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (the “Previously Issued Financial Statements”) should no longer be relied upon and should be restated because they included the Trust’s equity interest in Stillwater Hydro Partners L.P. (the “Limited Partnership”) in accordance with the cost method of accounting rather than the equity method of accounting. In consolidated financial statements issued prior to the Previously Issued Financial Statements, the Trust recorded the investment in the Limited Partnership using the equity method of accounting.

The restatement of the Previously Issued Financial Statements (the “Restatement”) will account for the Company’s 32.5% equity interest in the Limited Partnership, which owns and operates a hydroelectric facility.

Under the equity method of accounting, the Trust will record its share of the Limited Partnership’s income on the Trust’s income statement. The carrying amount of the Trust’s equity interest in the Limited Partnership on the Trust’s balance sheet will be increased to reflect the Trust’s share of the Limited Partnership’s income.

Although the Trust has not yet finalized the Restatement, the Trust believes, based upon the financial information provided by the Limited Partnership that, as a result of the Restatement the Trust’s net income for the quarter ended March 31, 2005 will be increased by $6,280 to $24,972.

Management of the Trust has discussed with Perelson Weiner LLP, the Trust’s independent registered public accounting firm, the matters disclosed pursuant to Item 4.02(a) of Form 8-K. The Trust intends to file with the Securities and Exchange Commission an amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2005 to reflect changes required as a result of the Restatement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RIDGEWOOD ELECTRIC POWER TRUST I

Date: February 8, 2006   By: /s/ Douglas R. Wilson
                Name:   Douglas R. Wilson
                Title:     Chief Financial Officer